Exhibit 99.1

Coincheck, Inc. – a subsidiary of Japan’s Monex Group – Enters Definitive Merger Agreement with Thunder Bridge Capital Partners IV, Inc.

●	Coincheck is one of the largest multi-cryptocurrency marketplaces and digital asset exchanges in Japan, with approximately 1.5 million verified customers

●	Combination with Thunder Bridge Capital Partners IV, Inc. (Nasdaq: THCP) enables Coincheck to further accelerate growth by driving customer acquisition, accelerating innovation in digital asset solutions and providing customers and institutions with deeper access to the global crypto economy

●	Combined company is expected to be listed on the Nasdaq Global Select Market under the ticker symbol “CNCK” following an anticipated transaction close in 2H 2022

●	Provides $237M in cash held by Thunder Bridge IV in trust to the combined company before expenses, assuming no redemptions

●	Coincheck’s parent, Monex Group, Inc., owns 94.2% of Coincheck today and will retain all of its equity at closing; pro forma ownership of approximately 82% of the combined company excluding earn-outs or warrants

GREAT FALLS, Va. - Coincheck, Inc. (“Coincheck”), one of the largest multi-cryptocurrency marketplaces and digital asset exchanges in Japan by verified account market share, and Thunder Bridge Capital Partners IV, Inc. (“Thunder Bridge IV”) (Nasdaq: THCP), a special purpose acquisition company, today announced they have entered into a definitive agreement for a business combination that would result in the combined entity being a publicly listed holding company, domiciled in the Netherlands, with Coincheck as its wholly-owned subsidiary.  Upon closing of the transaction, the resulting holding company will be named Coincheck Group, N.V. and expects to be listed on the Nasdaq Global Select Market under the ticker symbol “CNCK”.

Headquartered in Tokyo, Coincheck operates one of the largest multi-cryptocurrency marketplaces and digital asset exchanges in Japan and is regulated by Japan’s Financial Services Agency (“FSA”). Coincheck is a leader in the Japanese cryptocurrency industry, operating a platform with the largest number and most diverse array of coins in Japan. Coincheck is increasing Japanese customers’ access to innovative digital products and solutions beyond cryptocurrencies, and seeks to unlock the ability for Japanese customers and institutions to transact and to establish a presence in this rapidly-growing market. Coincheck is uniquely positioned to benefit from increasing cryptocurrency adoption within the world’s third largest economy.

Coincheck is focused on continuing to build new products and services to ensure that Japanese customers and institutions have broad access to the innovations of the large and growing crypto economy.  This includes launching and operating the largest NFT marketplace in Japan. In addition, Coincheck launched Japan’s first Initial Exchange Offering (“IEO”) in 2021, which enables blockchain assets to list on a cryptocurrency exchange, allowing customers to safely and securely participate in these projects. With its growing customer base of approximately 1.5 million verified customers, Coincheck is uniquely positioned to enable payments and other capabilities through its proprietary digital wallet, such as the ability for customers to pay for utility services (Coincheck Gas and Coincheck Electric).

“The Thunder Bridge team is well known for its deep knowledge and experience working in the financial services industry, as well as investing in fintech and other highly disruptive technologies. Thunder Bridge firmly believes that blockchain technology and digital assets will be a driving force in changing the financial services industry globally. While this disruption is still in its early stages, we believe it is happening at a pace and to a degree that it is real, here and now. This evolution will require a steady and thoughtful approach that is rapidly accelerating with suitable compliance programs.  This is where we excel. We have patiently looked for the right entry point to allocate our focus, talents, and financial resources to become global leaders in this evolution. Coincheck is exactly what we were looking for amid a global playing field,” said Gary Simanson, President and CEO of Thunder Bridge IV.

“I have a deep respect for Oki Matsumoto and the Coincheck team for what they have achieved to date. Oki has always been a thought leader and at the forefront of the financial services industry, including founding Monex Group as one of the first digital brokerage firms in Japan and taking it public on the Tokyo Stock Exchange, growing it organically and through global acquisitions, as well as acquiring Coincheck in 2018 and overseeing its efforts to become one of the first licensed and regulated crypto exchanges in Japan. We are excited to partner with Monex to bring Coincheck into the U.S. public markets to facilitate its next stage of growth, and to further unlock the crypto economy for customers and institutions in Japan. We are also excited to work with Oki and his team to build a global digital platform under the Coincheck brand. This business combination and holding company structure makes it all possible,” said Mr. Simanson.

“We at Monex have always pursued new opportunities and global expansion. As the digital economic sphere becomes ever-flatter worldwide, it is an inevitable goal for us to develop the origination and exchange of digital assets. To that end, I am excited and fully committed to working with Thunder Bridge IV and Gary and his team, who bring extensive experience in financial services M&A and deep knowledge and experience in global capital markets, to create a new global Coincheck Group, with Coincheck as the cornerstone. Gary continues to inspire me and I am sure we will have a great partnership with him and his team,” said Oki Matsumoto, CEO of Monex Group, and Executive Director of Coincheck.

Upon the closing of the transaction, the combined holding company will be led by Oki Matsumoto, as Executive Chairman, and Gary Simanson as Chief Executive Officer. Coincheck will continue to operate and be led by its current Japan-based management team, including Coincheck President Satoshi Hasuo.

Coincheck and Monex have demonstrated a track record of deep collaboration with Japanese regulatory bodies and have worked closely in developing digital asset products and solutions for the Japanese economy. Coincheck will be headquartered in the Netherlands with offices in Tokyo, Japan, and New York City, New York.

Transaction Overview

The proposed transaction represents a transaction value of approximately $1.25 billion (125 million shares). Additionally, existing Coincheck shareholders may receive earn-out consideration equal to a maximum of 50 million shares upon certain “triggering events” that are based on Coincheck Group, N.V.’s future stock price. Upon closing, the combined company will receive $237 million in cash held in trust by Thunder Bridge IV, assuming no redemptions by THCP shareholders and before expenses. The boards of directors of Coincheck, Monex, and Thunder Bridge IV have unanimously approved the proposed business combination, which is expected to be completed in 2H 2022, subject to, among other things, the approval by Thunder Bridge IV’s shareholders, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions, including a registration statement being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the receipt of certain regulatory approvals, and approval by The Nasdaq Stock Market to list the securities of the combined company.

Additional information about the proposed transaction, including a copy of the business combination agreement, this press release, and an investor presentation, will be provided in a Current Report on Form 8-K to be filed by Thunder Bridge IV with the SEC and available at www.sec.gov. More information about the proposed transaction will also be described in Thunder Bridge IV’s proxy statement/prospectus relating to the business combination, which it will file with the SEC.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor and capital markets advisor to Thunder Bridge IV. Galaxy Digital Partners LLC is serving as financial advisor to Thunder Bridge IV.

J.P. Morgan Securities LLC is serving as sole financial advisor to Monex Group.

Nelson Mullins Riley & Scarborough LLP, Mori Hamada & Matsumoto, Littler Mendelson P.C. and Allen & Overy LLP are serving as legal advisors to Thunder Bridge IV.

Simpson Thacher & Bartlett LLP, Anderson Mori & Tomotsune, and De Brauw Blackstone Westbroek N.V. are serving as legal advisors to Coincheck and Monex Group.

About Thunder Bridge Capital Partners IV, Inc.

Thunder Bridge Capital Partners IV is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In June 2021, Thunder Bridge Capital Partners IV consummated a $237 million initial public offering of 23.7 million units (reflecting the underwriters’ partial exercise of their over-allotment option), each unit consisting of one Class A ordinary shares and one-fifth of one warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Morgan Stanley & Co. LLC served as the sole book-running manager of the Thunder Bridge Capital Partners IV’s initial public offering.

About Coincheck

Coincheck, Inc. operates “Coincheck”, a digital asset trading service with the highest number of app downloads in Japan* for three consecutive years, and over 1.5 million verified accounts**.

With the mission of “making the exchange of new values, more accessible”, the company continues to develop new products and services based on emerging technologies and advanced security, giving users comfort and familiarity with the “exchange of new values” that is enabled by digital assets and blockchain.

* Among digital assets trading applications in Japan

** Period: From January 2019 to December 2021

ADDITIONAL INFORMATION AND WHERE TO FIND IT

For additional information on the proposed transaction, see Thunder Bridge IV’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed transaction, the parties intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form F-4 to be filed by Coincheck Group, B.V. with the SEC, which will include a proxy statement/prospectus of Thunder Bridge IV, and will file other documents regarding the proposed transaction with the SEC. Thunder Bridge IV’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about Coincheck Group, B.V., Coincheck, Thunder Bridge IV and the proposed business combination. Promptly after the Form F-4 is declared effective by the SEC, Thunder Bridge IV will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and stockholders of Thunder Bridge IV are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by Thunder Bridge IV with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Thunder Bridge Capital Partners IV, Inc., 9912 Georgetown Pike, Suite D203, Great Falls, Virginia 22066, Attention: Secretary, (202) 431-0507.

Participants in the Solicitation

Thunder Bridge IV and its directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in Thunder Bridge IV will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about Thunder Bridge IV’s directors and executive officers and their ownership of Thunder Bridge IV common stock is set forth in Thunder Bridge IV prospectus, dated June 29, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

Coincheck Group, B.V., Coincheck, Thunder Bridge IV and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Thunder Bridge IV in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination.

FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Coincheck’s industry and market sizes, future opportunities for Coincheck Group, B.V., Coincheck and Thunder Bridge IV, Coincheck’s estimated future results and the proposed business combination between Thunder Bridge IV and Coincheck, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Thunder Bridge IV’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the inability to complete the transactions contemplated by the definitive agreement due to the failure to obtain approval of Thunder Bridge IV’s shareholders, the failure to achieve the minimum amount of cash available following any redemptions by Thunder Bridge IV shareholders, redemptions exceeding a maximum threshold or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the definitive agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management’s time from ongoing business operations due to the proposed transaction; changes in the cryptocurrency and digital asset markets in which Coincheck competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions, risk that Coincheck may not be able to execute its growth strategies, including identifying and executing acquisitions; risks related to the ongoing COVID-19 pandemic and response; risk that Coincheck may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in Thunder Bridge IV’s final prospectus, dated June 29, 2021, for its initial public offering, and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in Thunder Bridge IV’s other filings with the SEC. Thunder Bridge IV and Coincheck caution that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Thunder Bridge IV and Coincheck or the date of such information in the case of information from persons other than Thunder Bridge IV or Coincheck, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Coincheck’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

Contact Information:

Gary A. Simanson

202.431.0507

gsimanson@thunderbridge.us